As filed with the Securities and Exchange Commission on June 30, 2008

Registration No. 333-128158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALASSIS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-2760940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Address of Principal Executive Offices, including Zip Code

and Telephone Number)

VALASSIS COMMUNICATIONS, INC. 2005 EXECUTIVE RESTRICTED STOCK PLAN

VALASSIS COMMUNICATIONS, INC. 2005 EMPLOYEE AND DIRECTOR RESTRICTED STOCK AWARD PLAN

VALASSIS COMMUNICATIONS, INC. BROAD-BASED INCENTIVE PLAN

(Full Title of the Plan)

Todd L. Wiseley, Esq.

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Name, Address, including Zip Code, and Telephone Number,

including Area Code,

of Agent for Service)

Copies to:

Amy S. Leder, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer  ☒    Accelerated Filer  ☐

Non-Accelerated Filer  ☐    (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

EXPLANATORY NOTE

Valassis Communications, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-128158 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on September 7, 2005 with respect to shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), to be offered and sold pursuant to the Valassis Communications, Inc. 2005 Executive Restricted Stock Plan, the Valassis Communications, Inc. 2005 Employee and Director Restricted Stock Award Plan and the Valassis Communications, Inc. Broad-Based Incentive Plan (collectively, the “Prior Plans”). A total of 950,000 shares of Common Stock were initially registered for issuance under the Prior Plans pursuant to the Registration Statement.

The Registrant has since adopted a new equity incentive plan, the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”), which replaces the Prior Plans as of April 24, 2008, the date the Registrant’s stockholders approved the 2008 Plan. No future awards will be made under the Prior Plans. According to the terms of the 2008 Plan, the shares of Common Stock that were available for grant under the Prior Plans as of April 24, 2008 (collectively, the “Current Carried Forward Shares”) and any shares that otherwise would have been returned to any of the Prior Plans after April 24, 2008 on account of the cancellation, expiration, forfeiture, settlement in cash or other termination without delivery of awards granted thereunder are included in the reserve of shares available for issuance under the 2008 Plan. The total number of shares of Common Stock available for grant under the Prior Plans on April 24, 2008 was 262,565. The Current Carried Forward Shares are hereby deregistered. The Registration Statement otherwise remains in effect as to the shares of Common Stock remaining available for offer and sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock available for offer or sale pursuant to the 2008 Plan (the “2008 Plan Registration Statement”).

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Current Carried Forward Shares from the Prior Plans to the 2008 Plan and (ii) to carry over from the Registration Statement to the 2008 Plan Registration Statement the registration fees paid for the Current Carried Forward Shares being registered under the 2008 Plan Registration Statement.

To the extent any additional shares of Common Stock that remain subject to outstanding awards under the Prior Plans otherwise would have been returned to the Prior Plans, as applicable, after April 24, 2008 on account of the cancellation, expiration, forfeiture, settlement in cash or other termination without delivery of such outstanding awards, those shares of Common Stock instead will be included in the reserve of shares of Common Stock for issuance under the 2008 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 in order to carry forward such shares of Common Stock from the Prior Plans to the 2008 Plan for issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on the 30th day of June, 2008.

VALASSIS COMMUNICATIONS, INC.

By:	/s/Alan F. Schultz
Alan F. Schultz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph B. Anderson, Jr.	Director	June 30, 2008
Joseph B. Anderson, Jr.

*	Director	June 30, 2008
Patrick F. Brennan

*	Director	June 30, 2008
Kenneth V. Darish

*	Director	June 30, 2008
Walter H. Ku

/s/ Robert L. Recchia	Chief Financial Officer and Director	June 30, 2008
Robert L. Recchia	(Principal Financial and Accounting Officer)

*	Director	June 30, 2008
Marcella A. Sampson

/s/ Alan F. Schultz	President, Chief Executive Officer and	June 30, 2008
Alan F. Schultz	Director (Principal Executive Officer)

/s/ Wallace S. Snyder	Director	June 30, 2008
Wallace S. Snyder

*	Director	June 30, 2008
Faith Whittlesey

*By:	/s/ Alan F. Schultz
Alan F. Schultz
Attorney-in-fact